UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2017

TESSCO Technologies Incorporated

(Exact name of the Company as specified in its charter)

Delaware	001-33938	52-0729657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11126 McCormick Road, Hunt Valley, Maryland 21031

(Address of principal executive offices) (Zip Code)

(410) 229-1000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2017, the employment of Craig A. Oldham, who joined TESSCO Technologies Incorporated (the "Company") in 2015 and who has most recently served as Senior Vice President of Strategic Marketing, terminated.

The Severance and Restrictive Covenant Agreement dated July 31, 2015, between the Company and Mr. Oldham (the "Severance Agreement") provides for the payment of severance benefits to Mr. Oldham that include:  a payment of $137,500 which represents one half of his annual base salary, payable pro rata over a period of six months;  a payment of $70,383, which represents the amount of 2018 fiscal year bonus accrued through the date of termination;  and continued payment by the Company of a portion of Mr. Oldham's health insurance premiums for a period of approximately seven months, should he properly and timely elect continued coverage under COBRA.  As provided for under the terms of the Severance Agreement, payment by the Company of any of these amounts is conditioned upon the delivery by Mr. Oldham, without revocation, to the Company of a general release in form and substance reasonably satisfactory to the Company.

Mr. Oldham will also remain bound under the terms of the Severance Agreement to certain restrictive covenants, including a covenant not to compete for a period of one year.  All Performance Stock Units and Restricted Stock Units held by Mr. Oldham will terminate upon termination of his employment, and all stock options held by Mr. Oldham will remain exercisable (insofar as vested) and terminate, all in accordance with their respective terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESSCO Technologies Incorporated

By:	/s/ Aric M. Spitulnik
Aric M. Spitulnik

Chief Financial Officer and Senior Vice President

Dated October 6, 2017